UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2015

MEDIVATION, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32836	13-3863260
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

525 Market Street, 36th Floor

San Francisco, California 94105

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (415) 543-3470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 31, 2015, in Tokyo, Japan (July 30, 2015, in San Francisco, CA), Medivation, Inc.’s alliance partner Astellas Pharma Inc., reported its financial results for the quarter ended June 30, 2015. Astellas reported, among other things, that U.S. net sales of XTANDI® (enzalutamide) capsules were $298.4 million for the quarter ended June 30, 2015, an increase of 33% above the reported net sales of $224.0 million in the quarter ended March 31, 2015. Based on information provided by Astellas, approximately half of the $74.4 million increase in net sales was the result of higher volume, which included an increase in underlying demand (low to mid-teens percent growth, as a percentage of the March quarter sales), and the remaining increase was related to price elements, including changes in the gross-to-net discount. Based on information provided by Astellas, XTANDI U.S. net sales of $298.4 million for the quarter ended June 30, 2015, included a favorable adjustment related to changes in prior period estimates of deductions against gross sales, as recorded by Astellas, of approximately $2.8 million.

In its release, Astellas also reported net sales of XTANDI outside of the U.S. for the quarter ended June 30, 2015, which Medivation estimates at approximately $188 million, 42% higher than the ex-U.S. net sales of approximately $133 million for the quarter ended March 31, 2015. U.S. dollar equivalent net sales for the quarter ended June 30, 2015, were adversely affected by a strengthening U.S. dollar vs. other currencies by approximately $3 million or 2% compared with net sales in the quarter ended March 31, 2015.

Medivation plans to report its own financial results for the quarter ended June 30, 2015, on August 6, 2015.

Separately, Medivation announces that its Board of Directors has declared a two-for-one stock split of Medivation’s common stock to be effected through a stock dividend. Shareholders of record as of August 13, 2015, will receive one additional share of Medivation common stock, par value $0.01, for each share they hold as of the record date. The share distribution is scheduled for September 15, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIVATION, INC.

Dated:	July 29, 2015	By:	/s/ Richard A. Bierly
Richard A. Bierly
Chief Financial Officer